Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

among

RCF Acquisition Corp.,

as Perception,

Blue Gold Limited,
as PubCo,

and

BLUE GOLD HOLDINGS LIMITED,

as BGHL

Dated as of December 5, 2023

TABLE OF CONTENTS

		Page(s)
Article I Contemplated Transactions		2
1.1	Operations Agreements.	2
1.2	Exchange.	2
1.3	Merger.	3
1.4	Taking of Necessary Action; Further Action.	7
Article II [RESERVED]		8
Article III CLOSING		8
3.1	Closing.	8
Article IV REPRESENTATIONS AND WARRANTIES OF BGHL		8
4.1	Organization and Standing.	8
4.2	Authorization; Binding Agreement.	8
4.3	Capitalization.	9
4.4	Subsidiaries.	10
4.5	Governmental Approvals; Consent.	10
4.6	Non-Contravention.	10
4.7	Financials.	11
4.8	Absence of Certain Changes.	12
4.9	Compliance with Laws.	12
4.10	BGHL Permits.	12
4.11	Litigation.	12
4.12	Material Contracts.	12
4.13	Intellectual Property.	15
4.14	Taxes and Returns.	17
4.15	Real Property.	19
4.16	Personal Property.	19
4.17	Title to and Sufficiency of Assets.	20
4.18	Employee Matters.	20
4.19	Benefit Plans.	20
4.20	Environmental Matters.	21
4.21	Transactions with Related Persons.	21
4.22	Insurance.	22
4.23	Books and Records.	22
4.24	[Reserved].	23
4.25	Certain Business Practices.	23
4.26	Investment Company Act.	24
4.27	Finders and Brokers.	24
4.28	Solvency.	24
4.29	Registration Statement.	24
4.30	Political Contributions; Foreign Activities Statement.	25
4.31	Supplemental Schedules.	25

i

Article V REPRESENTATIONS AND WARRANTIES OF PubCo AND MERGER SUB		25
5.1	Organization and Standing.	25
5.2	Authorization; Binding Agreement.	26
5.3	Governmental Approvals.	26
5.4	Non-Contravention.	26
5.5	Capitalization.	27
5.6	PubCo Activities.	28
5.7	[Reserved].	28
5.8	Merger Sub Activities.	28
5.9	Ownership of Merger Consideration.	28
5.10	Registration Statement.	28
5.11	Finders and Brokers.	28
Article VI REPRESENTATIONS AND WARRANTIES OF PERCEPTION		29
6.1	Organization and Standing.	29
6.2	Governmental Approvals.	29
6.3	Non-Contravention.	30
6.4	Capitalization.	30
6.5	SEC Filings and Perception Financials.	31
6.6	Absence of Certain Changes.	32
6.7	Compliance with Laws.	32
6.8	Actions; Orders; Permits.	32
6.9	Taxes and Returns.	32
6.10	Employees and Employee Benefit Plans.	32
6.11	Properties.	32
6.12	Transactions with Affiliates.	32
6.13	Investment Company Act.	33
6.14	Finders and Brokers.	33
6.15	Independent Investigation.	33
Article VII COVENANTS		33
7.1	Access and Information.	33
7.2	Conduct of Business of BGHL.	34
7.3	Conduct of Business of Perception.	38
7.4	Financial Statements.	40
7.5	Perception Public Filings.	41
7.6	No Solicitation.	41
7.7	No Trading.	42
7.8	Notification of Certain Matters.	42
7.9	Efforts.	43
7.10	Tax Matters.	44
7.11	Further Assurances.	45
7.12	Preparation of Registration Statement; Perception Shareholders’ Meeting and Approvals; BGHL Shareholder Resolution and Approvals.	46
7.13	Public Announcements.	48
7.14	Confidential Information.	49

ii

7.15	Documents and Information.	50
7.16	Post-Closing Board of Directors.	50
7.17	Indemnification of Directors and Officers; Tail Insurance.	50
7.18	Equity Incentive Plan.	51
7.19	Trust Account Proceeds.	51
Article VIII CLOSING CONDITIONS		51
8.1	Conditions to Each Party’s Obligations.	51
8.2	Conditions to Obligations of BGHL.	52
8.3	Conditions to Obligations of Perception.	54
8.4	Frustration of Conditions.	55
Article IX TERMINATION AND EXPENSES		56
9.1	Termination.	56
9.2	Effect of Termination.	57
9.3	Fees and Expenses.	57
Article X WAIVERS AND RELEASES		58
10.1	Waiver of Claims Against Trust.	58
Article XI MISCELLANEOUS		59
11.1	Notices.	59
11.2	Binding Effect; Assignment.	59
11.3	Third Parties.	59
11.4	Governing Law; Venue.	60
11.5	WAIVER OF JURY TRIAL.	60
11.6	Specific Performance.	60
11.7	Severability.	61
11.8	Amendment.	61
11.9	Waiver.	61
11.10	Entire Agreement.	61
11.11	Interpretation.	62
11.12	Counterparts.	62
11.13	Non-Survival of Representations, Warranties.	62
Article XII DEFINITIONS		63
12.1	Certain Definitions.	63

Exhibits
Exhibit A – Form of Sponsor Support Agreement
Exhibit B – Form of FGR Support Agreement
Exhibit C – Form of Registration Rights Agreement
Exhibit D – Form of Lock-Up Agreement

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) among (i) Blue Gold Limited, a Cayman Islands exempted company limited by shares (“PubCo”), (ii) RCF Acquisition Corp., a Cayman Islands exempted company limited by shares whose name prior to Closing will be changed to “Perception Capital Corp. IV” (“Perception”), (iii) Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), is dated December 5, 2023 (the “Signing Date”). PubCo, Perception, and BGHL, are sometimes referred to individually as a “Party” and collectively, as the “Parties”.

RECITALS

A. BGHL was created to enter into the business of developing, financing, licensing, and operating gold mines in Ghana and elsewhere.

B. Future Global Resources Limited, a private limited liability company incorporated under the laws of England and Wales (“FGR”), is the registered owner of all of the issued and outstanding shares of capital stock of BGHL as nominee and on trust (with no beneficial interest) for beneficiaries pursuant to that certain Trust Agreement dated (the “FGR Trust Agreement”).

C. Perception is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses and formed PubCo for the purposes of effecting a series of business combination transactions (the contemplated transactions as described herein, collectively, the “Business Combination”).

D. Following the Signing Date and before the date that the Exchange is effective (the “Exchange Effective Time”) and the Merger Effective Time, PubCo shall create a wholly owned subsidiary (“Merger Sub”) for the purpose of effecting the Merger.

E. By March 31, 2024 (the “Operation Date”), BGHL will enter into the agreements (the “Operations Agreements”) described on Schedule A (the “Operations Schedule”).

F. On the Exchange Effective Date, BGHL and PubCo shall consummate the Exchange, under which PubCo will purchase all of the issued and outstanding shares of BGHL in exchange for issuing to FGR a number of PubCo Ordinary Shares, following which BGHL shall continue as a wholly owned subsidiary of PubCo.

G. On the Merger Effective Date, Perception and Merger Sub shall consummate the Merger, under which Merger Sub shall be merged with and into Perception, following which the separate corporate existence of Merger Sub shall cease and Perception shall continue as the surviving entity and wholly owned subsidiary of PubCo.

H. Each Party intends for U.S. federal income (and applicable U.S. state and local) Tax purposes, that (i) the Merger qualify as part of an integrated transaction that, taken together, constitutes a tax-deferred reorganization within the meaning of Section 368(a)[(2)(E) of the Code (as defined below) (the “Reorganization Intended Tax Treatment”) and (ii) that this Agreement constitute, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g)(i) and (ii) (items (i)-(ii), collectively, the “Intended Tax Treatment”).

I. The board of directors (or applicable governing body) of each Party has (i) determined that this Agreement and the Business Combination are fair, advisable and in the best interest of such company and its shareholders, (ii) approved this Business Combination, upon the terms and subject to the conditions set forth in this Agreement, and (iii) as applicable, determined to recommend to its shareholders the approval and adoption of the Business Combination, this Agreement and the contemplated transactions.

J. Certain capitalized terms used are defined in Article XII.

NOW, THEREFORE, in consideration of the premises set forth above and the representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows:

Article I
Contemplated Transactions

1.1 Operations Agreements. By the Operation Date, BGHL shall form a wholly owned subsidiary (“OpCo”) and cause OpCo to enter into the Operations Agreements.

1.2 Exchange.

(a) Upon the terms and subject to the conditions set forth in this Agreement, prior to the Merger, FGR shall deliver to the Exchange Agent a Share Exchange Agreement duly executed by FGR, surrender all of its original certificates for the BGHL Ordinary Shares, and deliver such other documents reasonably requested by Perception and in exchange (the “Exchange”) PubCo shall issue and cause the Exchange Agent to deliver to FGR the amount of PubCo Ordinary Shares with an aggregate value equal to in the aggregate One Hundred Fourteen Million Five Hundred Thousand Dollars ($114,500,000.00) (the “Exchange Consideration”), in accordance with the Companies Act (as revised) of the Cayman Islands (the “Cayman Act”) and the Companies Act of the United Kingdom (the “UK Act”). As of the Effective Time, upon receiving the Exchange Consideration, FGR shall cease to have any other rights in and to BGHL, and FGR shall be a shareholder of PubCo and BGHL shall continue as a wholly owned Subsidiary of PubCo.

(b) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of an PubCo Ordinary Share will be issued by virtue of the Exchange or the other Transactions, and each Person who would otherwise be entitled to a fraction of an PubCo Ordinary Shares (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Ordinary Share.

(c) Share Exchange Procedures

(i) At least two (2) Business Days prior to the Closing, BGHL shall pass a resolution of the BGHL Board approving (subject to stamping) the registration of the transfer of the shares from FGR to PubCo pursuant to the Exchange.

(ii) At or before the Effective Time, PubCo shall issue, and caused reflected on the books and records of PubCo, to FGR the number of PubCo Ordinary Shares comprising the Exchange Consideration.

(d) Pursuant to the FGR Trust Agreement, within 30 days following the Exchange Effective Time, FGR will transfer legal title of its PubCo Ordinary Shares to the beneficiaries under the FGR Trust Agreement pursuant to and in accordance with that certain Trust Deed dated as of the Signing Date. If such conditions are not met, the legal title to such PubCo Ordinary Shares shall not transfer and FGR will, pursuant to the Trust Deed, continue to hold such PubCo Ordinary Shares in trust for six (6) months following the Exchange Effective Time.

1.3 Merger. Prior to the Merger Effective Time, PubCo will form Merger Sub for the purpose of effecting the Merger. Subject to completion or waiver of the closing conditions in accordance with Article IX, on the Merger Effective Date, Perception and Merger Sub shall, in accordance with Cayman Act, this Agreement, and the Plan of Merger, consummate the Merger, under which Merger Sub shall be merged with and into Perception, following which the separate corporate existence of Merger Sub shall cease and Perception shall continue as the surviving entity and wholly owned subsidiary of PubCo (“New Perception”).

(a) Merger Consideration. As consideration for the Merger, each Perception Ordinary Share will be exchanged for one PubCo Ordinary Share on a one for one basis (the “Merger Consideration”).

(b) Merger Effective Time. On the Merger Effective Date, Perception and Merger Sub shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands the plan of merger in a form to be agreed upon by the Parties (which shall, without limitation, include the particulars required under the Cayman Act) (“Plan of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Merger effective. The Merger shall become effective at the time when the Plan of Merger has been registered with the Registrar of Companies of the Cayman Islands or at such later time as specified in the Plan of Merger and permitted by the Cayman Act as may be agreed by Merger Sub and Perception in writing with the prior written consent of BGHL and specified in the Plan of Merger (such time, the “Merger Effective Time”).

(c) Effect of the Merger. At and after the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Perception and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Perception as New Perception (including all rights and obligations with respect to the Trust Account), which shall include the assumption by New Perception of any and all agreements, covenants, duties and obligations of Perception and Merger Sub set forth in this Agreement, and any Ancillary Documents to which Perception or Merger Sub is a party, to be performed after the Merger Effective Time.

(d) Memorandum and Articles of Association. At the Merger Effective Time, the memorandum and articles of association of Perception, as in effect immediately before the Merger Effective Time, shall be amended and restated substantially in a form to be agreed upon by the Parties (the “A&R Articles of New Perception”) and, as so amended and restated, shall be the memorandum and articles of association of the New Perception on and from the Merger Effective Time until amended in accordance with its provisions and the Cayman Act.

(e) Directors and Officers of New Perception. At the Merger Effective Time, the board of directors and executive officers of Perception shall cease to hold office, and the board of directors and officers of New Perception shall be as determined by Perception, PubCo, and BGHL and specified in the Plan of Merger, each to hold office in accordance with the A&R Articles of New Perception until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.

(f) Effect of Merger on Merger Sub and Perception Securities. At the Merger Effective Time, by virtue of and in consideration for the Merger and without any action (save as set out in this subsection (f)) on the part of any Party or the holders of securities of Perception or Merger Sub:

(i) Perception Ordinary Shares. Subject to subsections (a), (e)(ii), and (e)(iv), each (A) Perception Ordinary Share issued and outstanding immediately before the Merger Effective Time shall be converted into the right to receive, one (1) newly issued PubCo Ordinary Share and (B) each Perception Class B Ordinary Share issued and outstanding immediately before the Merger Effective Time shall be converted into the right to receive, one (1) newly issued PubCo Ordinary Share. Following the steps described in the foregoing subsection (A) and (B), all Perception Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. As of the Merger Effective Time, each Perception Shareholder shall cease to have any other rights in and to Perception except as provided in this Agreement or by Law.

(ii) Treasury Shares. Notwithstanding subsection (e)(i) or any other provision of this Agreement to the contrary, at the Merger Effective Time, if there are any Perception Ordinary Shares that are owned by Perception as treasury shares or any Perception Ordinary Shares owned by any direct or indirect Subsidiary of Perception immediately before the Merger Effective Time, such Perception Ordinary Shares shall be cancelled and shall cease to exist without any conversion or payment.

(iii) Merger Sub Share. Each Merger Sub Ordinary Share issued and outstanding immediately before the Merger Effective Time shall automatically be converted into one (1) New Perception Ordinary Share, with the rights, powers and privileges given to such share by the A&R Articles of New Perception and the Cayman Act and such New Perception Ordinary Share shall constitute the only outstanding share of New Perception immediately following the Merger Effective Time. Immediately following the Merger Effective Time, PubCo shall be the sole and exclusive owner of all shares of New Perception and the register of members of New Perception shall be updated at the Merger Effective Time to reflect the foregoing.

(iv) Perception Units. Each Unit consisting of one Perception Ordinary Share and one-half of one Perception Warrant shall, as of immediately prior to the Merger Effective Time, automatically separate into its component securities and be converted into PubCo Ordinary Shares or Warrants to purchase PubCo Ordinary Shares; provided, however, no fractional Warrants to purchase PubCo Ordinary Shares will be issued and any fraction that remains after issuance of whole Warrants will expire worthless.

(v) Exchange of Perception Warrants. Each whole Perception Warrant outstanding immediately before the Merger Effective Time shall cease to be a warrant with respect to Perception Ordinary Shares and will be assumed by PubCo and converted into a PubCo Warrant. Each PubCo Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Perception Warrant immediately before the Merger Effective Time (including any repurchase rights and cashless exercise provisions).

(g) [RESERVED]

(h) Surrender of Perception Securities and Disbursement of the Merger Consideration.

(i) Before the Merger Effective Time, PubCo shall appoint the Exchange Agent, for the purpose of exchanging the Perception Ordinary Shares (“Perception Certificates”). At or before the Merger Effective Time, PubCo shall deposit, or cause to be deposited, with the Exchange Agent the sum of all PubCo Ordinary Shares receivable by Perception Shareholders under subsection (e) and the ledger evidencing such PubCo Ordinary Share. At or before the Merger Effective Time, PubCo shall send, or shall cause the Exchange Agent to send, to each Perception Shareholder, a letter of instruction or transmittal for use in such exchange, in the form collectively agreed to by PubCo and Perception (which shall specify that the Merger Consideration shall only be delivered upon proper delivery of the Merger Transmittal Documents (as defined below).

(ii) Each Perception Shareholder shall be entitled to receive its portion of the Merger Consideration in respect of the Perception Ordinary Shares represented by appropriate entries in respect of that Perception Shareholder on Perception's register of members as in effect immediately before the Merger Effective Time and the Perception Certificate(s), as soon as reasonably practicable after the Merger Effective Time, but subject to the delivery to the Exchange Agent of the following items (collectively, the “Merger Transmittal Documents”): (i) the certificate(s) for its Perception Ordinary Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo. Until so surrendered, each Perception Certificate shall represent after the Merger Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to the Perception Ordinary Shares specified in such Perception Certificate and the corresponding entries on Perception’s register of members as in effect immediately before the Merger Effective Time. Notwithstanding any other provision of this subsection (h), any obligation on PubCo under this Agreement to issue PubCo Ordinary Shares to Perception Shareholders entitled to receive PubCo Ordinary Shares shall be satisfied by PubCo issuing such PubCo Ordinary Shares to DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each Perception Shareholder shall hold such PubCo Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such PubCo Ordinary Shares.

(iii) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Perception Certificate is issued immediately before the Merger Effective Time, it shall be a condition to such delivery that (A) the transfer of such Perception Ordinary Shares shall have been permitted in accordance with the terms of Perception’s Organizational Documents and any shareholders’ agreement with respect to Perception, each as in effect immediately before the Merger Effective Time, (B) such Perception Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (C) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if applicable, counterparts to a Lock-Up Agreement (as defined below), and such other Merger Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or PubCo and (D) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of the applicable Perception Ordinary Shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(iv) Notwithstanding anything to the contrary, if any Perception Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Perception Certificate to the Exchange Agent, the Perception Shareholder may instead deliver to the Exchange Agent a Lost Certificate Affidavit, which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Perception Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo or New Perception with respect to the Perception Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this subsection (h) shall be treated as a Perception Certificate for all purposes of this Agreement.

(v) After the Merger Effective Time, there shall be no further registration of transfers of Perception Ordinary Shares. If, after the Merger Effective Time, Perception Certificates are presented to New Perception or the Exchange Agent, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this subsection (h)(v). No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Ordinary Shares with a record date after the Merger Effective Time will be paid to the holders of any Perception Certificates that have not yet been surrendered with respect to PubCo Ordinary Shares to be issued upon surrender until the holders of record of such Perception Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Merger Transmittal Documents. Subject to applicable Law, following surrender of any such Perception Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Merger Transmittal Documents, PubCo shall promptly deliver to the record holders, without interest, the certificates representing PubCo Ordinary Shares issued in exchange and the amount of any such dividends or other distributions with a record date after the Merger Effective Time paid with respect to such PubCo Ordinary Shares.

(vi) All securities issued in exchange of Perception Ordinary Shares and the surrender of Perception Certificates in accordance with the terms shall be deemed to have been issued in full satisfaction of all rights pertaining to such Perception Ordinary Shares. Any portion of the Merger Consideration made available to the Exchange Agent under subsection (h)(i) that remains unclaimed by Perception Shareholders two (2) years after the Merger Effective Time shall be returned to PubCo, upon demand, and any such Perception Shareholder who has not claimed its applicable portion of the Merger Consideration in accordance with this Section before that time shall look only to PubCo for such portion of the Merger Consideration without any interest (but with any paid dividends). Notwithstanding the foregoing, none of New Perception or any Party shall be liable to any Person for any amount properly paid to a public official under any applicable abandoned property, escheat or similar law.

(vii) Notwithstanding anything to the contrary, no fraction of a PubCo Ordinary Share will be issued by virtue of the Merger or the contemplated transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole number of PubCo Ordinary Shares.

(i) Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the transactions contemplated by this Agreement and to vest New Perception with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and Perception, the officers and directors of the Merger Sub and Perception are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement, its Organizational Documents or any applicable Law.

1.4 Taking of Necessary Action; Further Action. If, at any time after the Exchange Effective Time or Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the BGHL, Perception, and PubCo are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
[RESERVED]

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Contemplated Transactions (the “Closing”) shall take place at such place (including remotely) and time to be agreed upon by BGHL and Perception (such time, the “Closing Date”).

Article IV
REPRESENTATIONS AND WARRANTIES OF BGHL

Except as required by this Agreement or as set forth in the disclosure schedules delivered by BGHL to Perception on the date of this Agreement (as supplemented by the Supplemental Schedules, the “BGHL Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this agreement to which they refer, BGHL represents and warrants to Perception, as of the Signing Date and as of the closing, as follows:

4.1 Organization and Standing. BGHL is a company limited by shares duly incorporated, validly existing and in good standing under the laws of England and Wales and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. BGHL has provided to Perception accurate and complete copies of its Organizational Documents and the Organizational Documents of BGHL, as amended to date and as currently in effect. A correct and complete list of the directors and officers of BGHL is set forth on Schedule 4.1. Except as set forth in Schedule 4.1, no Person has any right to designate any director or officer of BGHL. No Target Company is in violation of any material provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. BGHL has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform BGHL’s obligations and to consummate the Contemplated Transactions, subject to obtaining the BGHL Shareholders’ Approval. The execution and delivery of this Agreement and each Ancillary Document to which BGHL is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by BGHL’s board of directors in accordance with BGHL’s Organizational Documents, applicable Law or any Contract to which BGHL or any of BGHL Shareholders is a party or by which it or its securities are bound and (b) other than the BGHL Shareholders’ Approval no other corporate proceedings on the part of BGHL are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement and each Ancillary Document to which BGHL is or is required to be a party, when delivered, duly and validly executed and delivered by BGHL and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties constitutes, or when delivered will constitute, the legal, valid and binding obligation of BGHL, enforceable against BGHL in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Capitalization. As of the Signing Date:

(a) BGHL’s share capital is $100 divided into 100,000,000 shares, each with a nominal value of $0.00000000001. Besides the foregoing, there are no other series or class of BGHL Stock (including preferred stock), or other warrants, options or rights entitling any other Person to BGHL Stock. Before giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding BGHL Stock and other equity interests of BGHL are set forth on Schedule 4.3(a), along with the record owners, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the BGHL Charter. All of the outstanding shares and other equity interests of BGHL have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of applicable Law, BGHL’s Organizational Documents or any Contract to which BGHL is a party or by which it or its securities are bound. BGHL holds no shares or other equity interests of BGHL in its treasury. None of the outstanding shares or other equity interests of BGHL were issued in violation of any applicable securities Laws.

(b) There are no BGHL Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which BGHL or, to the Knowledge of BGHL, any of its Shareholders is a party or bound relating to any equity securities of BGHL, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to BGHL. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of BGHL’s equity interests. Except as set forth in BGHL’s Organizational Documents, there are no outstanding contractual obligations of BGHL to repurchase, redeem or otherwise acquire any equity interests or securities of BGHL, nor has BGHL granted any registration rights to any Person with respect to BGHL’s equity securities. All of BGHL’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of BGHL are issuable and no rights in connection with any interests, warrants, rights, options or other securities of BGHL accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Since its formation, BGHL has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of BGHL, and the board of directors of BGHL has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of BGHL, and with respect to each Subsidiary of BGHL (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners, (d) its Tax classification for U.S. federal income and other applicable Tax laws, if any, and (e) any limitation on the ability of BGHL to exercise voting control of its Subsidiary, if any. All of the outstanding equity securities of each Subsidiary of BGHL are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by BGHL free and clear of all Liens. There are no Contracts to which BGHL or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of BGHL other than the Organizational Documents of any such Subsidiary, and consummating the transactions contemplated by this Agreement will not result in a change in control or otherwise give rights to any equity holder in any BGHL’s Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of BGHL is a party, or which are binding upon any Subsidiary of BGHL providing for the issuance or redemption of any equity interests of any Subsidiary of BGHL. BGHL owns all of the outstanding equity securities of its Subsidiaries directly free and clear of all Liens. There is no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of BGHL. No Subsidiary of BGHL has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of BGHL’s Subsidiaries listed on Schedule 4.4, no Target Company owns or has the right to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 4.4, neither BGHL nor its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of BGHL or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals; Consent. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority or any other notice, approval, consent, waiver or authorization from any Governmental Authority on the part of any Target Company is required to be obtained or made, nor are any novation agreements required to be entered into with any Governmental Authority relating to any material government contract or otherwise, in connection with the execution, delivery or performance by BGHL of this Agreement or any Ancillary Documents or the consummation by BGHL of the contemplated transactions other than such filings as are expressly contemplated by this Agreement.

4.6 Non-Contravention. The execution and delivery by BGHL (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated transactions and compliance by any Target Company, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any BGHL Material Contract. BGHL has no reason to believe that all required consents will not be obtained in a timely manner and as described on Schedule 4.6.

4.7 Financials.

(a) All the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. No Target Company or any of its Representatives has ever received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint or claim that any Target Company has engaged in questionable accounting or auditing practices.

(b) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) and maturity date with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(c) All financial projections with respect to the Target Companies that were delivered by or on behalf of BGHL to PubCo or its Representatives were prepared in good faith using assumptions that BGHL believes to be reasonable.

(d) None of the members of BGHL’s management or board of directors has been made aware in writing of (i) any fraud that involves BGHL’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by BGHL or (ii) any allegation, assertion or claim that BGHL has engaged in any material questionable accounting or auditing practices which violate applicable Law. Since January 1, 2023, no attorney representing BGHL, whether or not employed by BGHL, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by BGHL to BGHL Board or any committee or to any director or officer of BGHL.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since formation, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2023 any written of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, officers or directors, employees or consultants, business or operations are or were bound or affected.

4.10 BGHL Permits. Each of the Target Companies holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its businesses, assets, properties and perform its obligations (collectively, the “BGHL Permits”). All of BGHL Permits are in full force and effect. There are no Actions pending that would result in the revocation, cancellation, limitation, restriction or termination of, or the imposition of any material fine, material penalty or other material sanction for violation of any legal or regulatory requirements relating to, any BGHL Permit. Each of the Target Companies is in compliance with all applicable BGHL Permits. None of the Target Companies is in violation in any material respect of the terms of any BGHL Permit, and none of the Target Companies has received any written notice of any Actions relating to the non-compliance, revocation, modification, cancellation, or termination of any BGHL Permit.

4.11 Litigation. There is no (a) Action of any nature currently pending or, to the Knowledge of BGHL, nor is there any reasonable basis for any Action to be made (and no such Action has been brought in the past three (3) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by, against or otherwise involving any Target Company, its current or former directors, officers or securities holders (provided, that any litigation involving the directors, officers or securities holders of a Target Company must be related to the Target Company’s business, securities or assets), its business, securities or assets. In the past three (3) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime or been assessed any administrative fines following an investigation by a Governmental Authority.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and BGHL has made available to Perception true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “BGHL Material Contract”) that:

(i)   contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability BGHL or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)   involves any agreement relating to the supply of products or services to, the purchase of products or service for, or the performance of services by or to any Target Company, in each instance, which are material to the business and operations of BGHL and Target Companies, taken as a whole;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) under which BGHL or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than intercompany loans and advances and customer payment terms in the ordinary course of business), in each case in the foregoing clauses (A) through (C), in an amount in excess of $100,000 of committed credit;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), completed or ongoing, of any business, division, properties, securities, interests, or assets with an aggregate value in excess of $250,000;

(vii) to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate (including, but not limited to, engineering, procurement and construction contracts, development, operation and maintenance agreements and other similar agreements);

(ix) obligates the Target Company to provide continuing indemnification or a guarantee of obligations of a third party after the date in excess of $100,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person (as defined below);

(xi) obligates the Target Company to make any capital commitment or expenditure or expected to generate revenue for the Target Company in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years before the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) with any Governmental Authority;

(xiv) between any Target Company, on the one hand, and any of BGHL Shareholders, on the other hand;

(xv) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xvi) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company;

(xvii) that grants to any Person a right of first refusal, first offer, call option right, put option right, drag along right, pre-emptive right, participation right, tag along right or similar preferential right to purchase or acquire equity interests in, or assets owned or otherwise used by, any Target Company;

(xviii) establishes any joint venture, profit-sharing, partnership, limited liability BGHL, strategic alliance or other similar agreement (including any stockholders’ agreement), arrangement or collaboration, in each case, that is material to the business of any Target Company;

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if BGHL was the registrant; or

(xx) is otherwise material to any Target Company and not described in clauses 5.12(a)(i) through 5.12(a)(xxi).

(b) Except as disclosed in Schedule 4.12(b), with respect to each BGHL Material Contract: (i) such BGHL Material Contract is valid and binding and enforceable in all respects against the Target Company party and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any BGHL Material Contract, violate any provision of any BGHL Material Contract or require the Consent of any other party to any BGHL Material Contract; (iii) no Target Company is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party, under such BGHL Material Contract; (iv) to the Knowledge of BGHL, no other party to such BGHL Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such BGHL Material Contract; (v) no Target Company has received any written claim of breach of or default under any BGHL Material Contract; (vi) no Target Company has received written notice of an intention by any party to any such BGHL Material Contract to terminate or not renew such BGHL Material Contract or amend the terms (other than modifications in the ordinary course of business); and (vii) no Target Company has waived any rights under any such BGHL Material Contract.

4.13 Intellectual Property.

(a) No Target Company has any: (i) U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“BGHL Registered IP”), and (ii) unregistered Trademarks and Software owned or purported to be owned by a Target Company. No Target Company is a party or subject to any Intellectual Property licenses, sublicenses and other agreements or permissions (“BGHL IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “BGHL IP Licenses” as that term is used), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, except for the Intellectual Property that is the subject of BGHL IP Licenses.

(b) Each Target Company has a written license to use all Intellectual Property that is the subject of BGHL IP Licenses applicable to such Target Company. BGHL IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in BGHL IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of BGHL, is any other party in breach or default, nor has any event occurred that with notice or lapse of time or both would constitute a default. The continued use by the Target Companies of the Intellectual Property that is the subject of BGHL IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) No Target Company is a party to any licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor of Intellectual Property.

(d) No Action is pending against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of BGHL, is there any reasonable basis for any such Action. No Target Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of BGHL is there a reasonable basis. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the knowledge of BGHL, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of BGHL, otherwise in connection with the conduct of the respective businesses of the Target Companies. To BGHL’s Knowledge, no third party is currently, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“BGHL IP”) in any material respect.

(e) No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of BGHL, there has been no violation of a Target Company’s policies or practices related to protection of BGHL IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. BGHL has made available to Perception true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To BGHL’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in its industry to protect the secrecy, confidentiality and value of the material BGHL IP.

(f) To the Knowledge of BGHL, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) Except as set forth in Schedule 4.13(g), the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any BGHL IP License. Following the Closing, BGHL shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or BGHL IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, regardless of whether shown on a Tax Return. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no Action currently pending against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Governmental Authority or has been notified in writing by any Governmental Authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i) No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in BGHL Financials (i) under any applicable Tax law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company has within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period or portion ending on or before the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. income Tax law) executed on or before the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or before the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) in existence on or before the Closing Date, (vi) any use of an improper method of accounting use for any tax period or portion ending or ended on or before the Closing Date, or (vii) income arising or accruing before the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code. Each Target Company is not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. No Target Company has deferred the payment of any payroll Taxes under any applicable Laws the due date for the original payment of which was at or before the Closing Date to a date after the Closing Date.

(m) No Target Company has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document that would reasonably be expected to prevent the Business Combination from qualifying for the Intended Tax Treatment.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises, if any, currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and related documents, including all amendments, terminations and modifications or waivers (collectively, the “BGHL Real Property Leases”). BGHL has provided to Perception a true and complete copy of each of BGHL Real Property Leases. BGHL Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of BGHL, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of BGHL Real Property Leases, and no Target Company has received notice of any such condition.

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Two Hundred Fifty Thousand Dollars ($250,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related, including all amendments, terminations and modifications or waivers (“BGHL Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. BGHL has provided to PubCo a true and complete copy of each of BGHL Personal Property Leases, and in the case of any oral BGHL Personal Property Lease, a written summary of the material terms of such BGHL Personal Property Lease. BGHL Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of BGHL, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of BGHL Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets (whether tangible or intangible), free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in BGHL Financials and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and BGHL has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending between any Target Company and Persons employed by or providing services as independent contractors to a Target Company in the past three (3) years. No current officer or employee of a Target Company has provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company or go on leave of absence.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating labor relations, classification and payment of employees and independent contractors, hours of work, payment of wages and overtime wages, pay equity, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, and (ii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice) for the past three (3) years. There are no Actions pending against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

4.19 Benefit Plans.

(a) No Target Company maintains any Benefit Plan.

(b) Except as set forth in Schedule 4.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending to revoke, modify, or terminate any such Environmental Permit, and, to BGHL’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to BGHL’s Knowledge, previously owned, operated, or leased property of a Target Company pending that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(e) BGHL has provided to Perception all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company and any Project.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, or beneficial owner of 5% or more of the equity interests of a Target Company, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded BGHL). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (except insurance policies underlying any BGHL Benefit Plan) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Perception. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $100,000 (except claims under any BGHL Benefit Plan) made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of BGHL, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.24 [Reserved].

4.25 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of BGHL, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person, organization or entity list currently subject to any U.S. sanctions administered by OFAC, identified by the Consolidated Screening List of the U.S. International Trade Administration (“ITA”) or identified on the Denied Persons List, the Entity List, Unverified List, or the Military End User List of the U.S. Department of Commerce Bureau of Industry and Security (“BIS”) and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner, agent, or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC, BIS, ITA, the U.S. Department of Treasury or U.S. Department of Justice or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of any U.S. sanctions, Law or regulation.

(d) Each Target Company and of their respective directors or officers, or, to the Knowledge of BGHL, any other Representative acting on behalf of a Target Company, their Affiliates, and their respective Representative and distributors in their capacity as such, have complied in all material respects at all times and are in compliance in all respects with all applicable export trade control Laws, including but not limited to (i) each of the Target Companies and Affiliates (A) who or which has not directly or indirectly, exported, re-exported, sold, disclosed or otherwise transferred to (including transfers to foreign nationals located in the United States) any goods, equipment, materials, software, technology, technical data or services in violation of such trade control Laws; and (B) has not unlawfully engaged in any other transactions or disclosures, with any person with whom U.S. persons are prohibited from dealing under U.S trade Laws; (ii) there is no charge, proceeding or, to the Knowledge of BGHL, investigation by any Governmental Authority with respect to a violation of any applicable trade compliance Laws that is now pending with respect to BGHL or its Affiliates; and (iii) BGHL or Affiliates have not made, nor need to make a voluntary self-disclosure with respect to a possible violation of any trade compliance Laws to any Governmental Authority.

4.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company” under the Investment Company Act of 1940.

4.27 Finders and Brokers. No Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

4.28 Solvency. As of the Closing: No Target Company is insolvent or unable to pay its Indebtedness, including its future and prospective Indebtedness incurred in the ordinary course, or is in liquidation under the law of the jurisdiction in which it is incorporated or other applicable Laws. No petition has been presented, application made, proceedings commenced, resolution passed or meeting convened for the termination, liquidation, bankruptcy or dissolution of any Target Company nor any process been commenced where the business of any Target Company is terminated and the assets of any Target Company are distributed amongst the creditors or shareholders or other contributories of the Target Company or where the affairs, business or assets of any Target Company are managed by a person appointed for the purpose by a court, governmental agency or similar body or by any creditor or the Target itself, nor has any such order or relief been granted or appointment made, and there are no cases or proceedings under any applicable Laws with respect to insolvency, reorganization, or related matters in any jurisdiction concerning any Target Company, and to the Knowledge of BGHL, no events have occurred which, under the law of the jurisdiction in which it is incorporated or other applicable Laws, would justify any such cases or proceedings. No liquidator, trustee, supervisor, nominee, custodian or similar official and no liquidation committee or similar body have been appointed in respect of the whole or any part of the business or assets of any Target Company nor has any step been taken for or with a view to the appointment of such a person or body nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made. No ruling declaring the insolvency of any Target Company has been made and no public announcement in respect of the same has been pronounced by a court of the jurisdiction in which it is incorporated.

4.29 Registration Statement. The information supplied by BGHL in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Registration Statement (or any amendment or supplement) is first mailed to (i) the Perception Shareholders and the BGHL Shareholders and (c) the time of the (i) Perception Shareholders’ Meeting and the (ii) BGHL Shareholder Resolution, contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

4.30 Political Contributions; Foreign Activities Statement. No Target Company or any director, officer or employee of a Target Company, nor any other Person acting on behalf of a Target Company, has, directly or indirectly, since formation, (a) given or agreed to give any gift or similar benefit to any client, supplier, governmental official or employee, representative of a political party, or other Person who is or may be in a position to help or hinder a Target Company (or assist a Target Company in connection with any actual or proposed transaction) which is (i) in violation of any applicable Law, (ii) for any of the purposes described in Section 162(c) of the Foreign Corrupt Practices Act (FCPA), or (iii) for establishment or maintenance of any concealed fund or concealed bank account, or (b) violated any applicable Law pertaining to the export or import of technical data, restrictive trade practices or boycotts.

4.31 Supplemental Schedules. The Operations Schedule includes pro forma annotations to the Disclosure Schedules as if the Operations Agreements were signed and effective as of the Signing Date (collectively, the “Supplemental Schedules”). To BGHL’s Knowledge, (a) the Supplemental Schedules are true and correct in all material respects, and (b) other than the Supplemental Schedules, there are no other material disclosures related to the Operations Agreements and the obligations thereunder that would be required to be disclosed in the Disclosure Schedules if the Operations Agreements were signed and effective as of the Signing Date.

Article V
REPRESENTATIONS AND WARRANTIES OF PubCo AND MERGER SUB

Except as otherwise explicitly contemplated by this Agreement and the disclosure schedules delivered by PubCo to Perception and BGHL on the Signing Date, the section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, PubCo and Merger Sub (each in respect of itself only) represent and warrants to Perception and BGHL, as of the Closing, as follows:

5.1 Organization and Standing. Each of PubCo and Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. PubCo and Merger Sub were incorporated with the express purposes of completing the Contemplated Transactions and have not conducted any other business (other than as contemplated by this Agreement) since their incorporation. PubCo and Merger Sub have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. PubCo and Merger Sub are each duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. PubCo and Merger Sub have made available to Perception and BGHL accurate and complete copies of PubCo’s and Merger Sub’s Organizational Documents, as currently in effect. Neither PubCo nor Merger Sub are in violation of any provision of their applicable Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Each of PubCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which they are a party, to perform their obligations and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which they are a party and the consummation of the Contemplated Transactions have been duly and validly authorized by the board of directors of PubCo and Merger Sub, no other corporate proceedings, other than as set forth elsewhere in this Agreement, are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the contemplated transactions. This Agreement has been, and each Ancillary Document to which PubCo and/or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by PubCo and/or Merger Sub (as applicable) and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties and t, constitutes, or when delivered shall constitute, the valid and binding obligation of PubCo and/or Merger Sub (as applicable), enforceable against PubCo and/or Merger Sub (as applicable) in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

5.3 Governmental Approvals. Except as otherwise described in Schedule 5.3, no Consent of or with any Governmental Authority, on the part of PubCo, and/or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by PubCo and/or Merger Sub of this Agreement and each Ancillary Document to which they are a party or the consummation by PubCo and/or Merger Sub of the Contemplated Transactions, other than (a) such filings as contemplated by this Agreement, (c) any filings required by the Companies Act, the Cayman Act, NYSE or the SEC with respect to the transactions contemplated by this Agreement and (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations.

5.4 Non-Contravention. Except as otherwise described in Schedule 5.4, the execution and delivery by PubCo and Merger Sub of this Agreement and each Ancillary Document to which they are a party, the consummation by PubCo and Merger Sub of the contemplated transactions, and compliance by PubCo and Merger Sub, will not (a) conflict with or violate any provision of PubCo’s and Merger Sub’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to PubCo and Merger Sub or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by PubCo and Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of PubCo and Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any contract of PubCo or Merger Sub.

5.5 Capitalization.

(a) Before giving effect to the Exchange or the Merger, PubCo is authorized to issue an unlimited number of PubCo Ordinary Shares. The issued PubCo Ordinary Shares as of the date of this Agreement are set forth on Schedule 5.5(a). All of the issued PubCo Ordinary Shares is capable of being validly issued, fully paid and non-assessable and not subject to or will be issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of PubCo’s Organizational Documents or any Contract to which PubCo is a party. None of the PubCo Ordinary Shares has been issued in violation of any applicable securities Laws. Before giving effect to the transactions contemplated by this Agreement, other than Merger Sub, PubCo does not have any Subsidiaries or own any equity interests in any other Person.

(b) Before giving effect to the Merger, Merger Sub is authorized to issue 50,000 Merger Sub Ordinary Shares, of which one (1) Merger Sub Ordinary Share is issued and outstanding, and which is owned by PubCo. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than those contemplated by or expressly provided for in this Agreement and the Ancillary Documents), (A) relating to the issued or outstanding unissued shares of Merger Sub or (B) obligating Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which Merger Sub is a party with respect to the voting of any shares of Merger Sub.

(c) Except as set forth in Schedule 5.5(a) and as otherwise provided in this Agreement there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of PubCo or Merger Sub (B) obligating PubCo or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating PubCo or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Except as otherwise provided in this Agreement, there are no outstanding obligations of PubCo or Merger Sub to repurchase, redeem or otherwise acquire any shares of PubCo or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 6.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which PubCo or Merger Sub is a party with respect to the voting of any shares of PubCo or Merger Sub.

(d) All Indebtedness of PubCo and Merger Sub as of the date of this Agreement is disclosed on Schedule 5.5(d). No Indebtedness of PubCo or Merger Sub contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by PubCo or Merger Sub; or (iii) the ability of PubCo or Merger Sub to grant any Lien on its properties or assets.

(e) Since their formation, and except as contemplated by this Agreement, neither PubCo nor Merger Sub has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and PubCo’s and Merger Sub’s board of directors have not authorized any of the foregoing.

5.6 PubCo Activities. Other than in connection with the Contemplated Transactions, since its formation, PubCo has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than its shareholding in Merger Sub) and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and, other than this Agreement and the Ancillary Documents to which it is a party, PubCo is not party to or bound by any Contract.

5.7 [Reserved].

5.8 Merger Sub Activities. Since its incorporation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

5.9 Ownership of Merger Consideration. All PubCo Ordinary Shares to be issued and delivered to the Perception Shareholders and BGHL Shareholders as Merger Consideration and Exchange Consideration in accordance with Article I shall be, upon issuance and delivery of such PubCo Ordinary Shares, fully paid and non-assessable, free and clear of all Liens imposed by PubCo, other than restrictions arising from applicable securities Laws, any applicable Registration Rights Agreement, and the issuance and sale of such PubCo Ordinary Shares under this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.10 Registration Statement. The information supplied by PubCo and Merger Sub, in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Registration Statement (or any amendment or supplement) is first mailed to the Perception Shareholders, and (c) the time of the Perception Shareholders’ Meeting (as defined below) contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements , in light of the circumstances under which they were made, not misleading.

5.11 Finders and Brokers. Neither PubCo nor Merger Sub has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

Article VI
REPRESENTATIONS AND WARRANTIES OF PERCEPTION

Except as set forth in (a) the SEC Reports (as defined below) filed or submitted on or before the Signing Date (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), (b) as otherwise explicitly contemplated by this Agreement and (c) the disclosure schedules delivered by Perception to BGHL on the Signing Date (the “Perception Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Perception represents and warrants to BGHL, as of the Signing Date and as of the Closing, as follows:

6.1 Organization and Standing. Perception is an exempted company limited by shares, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands being its jurisdiction of incorporation. Perception has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Perception is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on Perception. Perception has made available to BGHL accurate and complete copies of Perception’s Organizational Documents, as currently in effect. Perception is not in violation of any provision of its Organizational Documents in any material respect.

6.2 Governmental Approvals. Except as otherwise described in Schedule 6.2 of the Perception Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of Perception is required to be obtained or made in connection with the execution, delivery or performance by Perception of this Agreement and each Ancillary Document to which it is a party or the consummation by Perception of the contemplated transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Perception.

6.3 Non-Contravention. Except as otherwise described in Schedule 6.3 of the of the Perception Disclosure Schedules, the execution and delivery by Perception of this Agreement and each Ancillary Document to which it is a party, the consummation by Perception of the contemplated transactions, and compliance by Perception with any of the provisions of this Agreement, will not (a) conflict with or violate any provision of Perception’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3, and the waiting periods referred to having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Perception or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Perception under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Perception under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of Perception, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Perception.

6.4 Capitalization.

(a) Perception is authorized to issue (i) 200,000,000 Perception Ordinary Shares, (ii) 20,000,000 Perception Class B Ordinary Shares, and (iii) 1,000,000 preference shares of a par value of US$0.0001 each. The number and class or series of the issued and outstanding Perception Securities as of September 30 are set forth in the SEC Reports. All outstanding Perception Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Perception’s Organizational Documents or any Contract to which Perception is a party. None of the outstanding Perception Securities have been issued in violation of any applicable securities Laws. Before giving effect to the transactions contemplated by this Agreement, Perception does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 6.4(b) of the Perception Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Perception or (B) obligating Perception to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Perception to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Perception Share Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Perception to repurchase, redeem or otherwise acquire any shares of Perception or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 6.5(b)) of the Perception Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Perception is a party with respect to the voting of any shares of Perception.

(c) Except as set forth in Schedule 6.4(c) of the Perception Disclosure Schedules, as of the Signing Date, Perception does not have any obligations with respect to or under any Indebtedness.

6.5 SEC Filings and Perception Financials.

(a) Except as set forth in Schedule 6.5 of the Perception Disclosure Schedules, Perception, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Perception before the date of this Agreement with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any exhibits and schedules and other information incorporated , and as they have been supplemented, modified or amended since the time of filing, the “SEC Reports”). Each of the SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SEC Reports. As of the respective date of its filing (or if amended or superseded by a filing before the date of this Agreement or the Closing Date, then on the date of such filing), the SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements made , in light of the circumstances under which they were made, not misleading. Except as disclosed in Schedule 6.5 of the Perception Disclosure Schedules, as of the date of this Agreement, (A) the Perception Ordinary Shares are listed on NYSE, (B) Perception has not received any written deficiency notice from NYSE relating to the continued listing requirements of the Perception Ordinary Shares, (C) there are no Actions pending or, to the Knowledge of Perception, threatened against Perception by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Perception Ordinary Shares on NYSE and (D) Perception is in compliance with all of the applicable corporate governance rules of NYSE.

(b) The financial statements and notes of Perception contained or incorporated by reference in the SEC Reports (the “Perception Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Perception at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes t and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in Perception Financials, Perception has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Perception Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2022 (the “Perception Accounts Date”) in the ordinary course of business.

6.6 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 6.6 of the Perception Disclosure Schedules, Perception has, since the Perception Accounts Date (a) to the Knowledge of Perception, operated its business in the ordinary course and (b) not been subject to a Material Adverse Effect.

6.7 Compliance with Laws. Perception is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Perception, and Perception has not received written notice alleging any violation of applicable Law in any material respect by Perception.

6.8 Actions; Orders; Permits. There is no pending or, to the Knowledge of Perception, threatened material Action to which Perception is subject which would reasonably be expected to have a Material Adverse Effect on Perception. There is no material Action that Perception has pending against any other Person. Perception is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Perception holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Perception.

6.9 Taxes and Returns. Perception has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Perception Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against Perception in respect of any Tax, and Perception has not been notified in writing of any proposed Tax claims or assessments against Perception (other than, in each case, claims or assessments for which adequate reserves in Perception Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Perception’s assets, other than Permitted Liens. Perception has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Perception for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

6.10 Employees and Employee Benefit Plans. Perception does not maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

6.11 Properties. Perception does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Perception does not own or lease any material real property or material Personal Property.

6.12 Transactions with Affiliates. Except as set forth in Schedule 6.12 of the Perception Disclosure Schedules, Perception has not engaged in any transaction with (a) any of its director, officer or employee or Affiliate or (b) record or beneficial owner of more than five percent (5%) of its outstanding shares that would be required to be disclosed in the Registration Statement.

6.13 Investment Company Act. Perception is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

6.14 Finders and Brokers. Except as set forth on Schedule 6.14 of the Perception Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the contemplated transactions based upon arrangements made by or on behalf of Perception or any of its Affiliates.

6.15 Independent Investigation. Perception has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Perception acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the contemplated transactions, it has relied solely upon its own investigation and the express representations and warranties of BGHL set forth in this Agreement (including the related portions of BGHL Disclosure Schedules) and in any certificate delivered to Perception pursuant to this Agreement, and the information provided by or on behalf of BGHL for the Registration Statement; and (b) none of BGHL nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of BGHL Disclosure Schedules) or in any certificate delivered to Perception, or with respect to the information provided by or on behalf of BGHL for the Registration Statement.

Article VII
COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 7.14, BGHL shall give, and shall cause its Representatives to give, Perception, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as Perception may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of BGHL’s Representatives to reasonably cooperate with Perception in its investigation; provided, however, that Perception shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. No information or knowledge obtained by Perception in any investigation conducted pursuant to the access contemplated by this Section 7.1 shall affect or be deemed to modify any representation or warranty of BGHL set forth in this Agreement or otherwise impair the rights and remedies available to Perception.

(b) During the Interim Period, subject to Section 7.14, Perception shall give, and shall cause its Representatives to give, BGHL and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Perception, as BGHL or its Representatives may reasonably request regarding Perception and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of Perception’s Representatives to reasonably cooperate with BGHL and its Representatives in their investigation; provided, however, that BGHL and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Perception. No information or knowledge obtained by BGHL in any investigation conducted pursuant to the access contemplated by this Section 7.1 shall affect or be deemed to modify any representation or warranty of Perception set forth in this Agreement or otherwise impair the rights and remedies available to BGHL.

7.2 Conduct of Business of BGHL.

(a) Unless Perception shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.2, BGHL shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of Perception (such consent not to be unreasonably withheld, conditioned or delayed), BGHL shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any BGHL Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any BGHL Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material BGHL Registered IP, IP licensed by BGHL or other BGHL IP (excluding non-exclusive licenses of BGHL IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)  terminate, or waive or assign any material right under, any BGHL Material Contract or enter into any Contract that would be a BGHL Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with BGHL’s outside auditors;

(xiii)  waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the contemplated transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in BGHL Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects)) or $250,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a BGHL Material Contract or BGHL Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of BGHL;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiv) maintain the existing relations and goodwill of the Target Companies with customers, suppliers, distributors and creditors of the Target Companies and use commercially reasonable efforts to maintain all insurance policies of the Target Companies or equivalent substitutes; or

(xxv) authorize or agree to do any of the foregoing actions.

(c) Notwithstanding the foregoing, Perception expressly consents to BGHL’s entering into or otherwise fulfilling obligations under agreements contemplated by this Agreement, including but not limited to (i) the Operations Agreements and (ii) the FGR Trust Agreement, and waives any violations of the restrictions set forth in Sections 7.2(a) and Section 7.2(b) in connection therewith.

(d) BGHL shall have signed the Operation Agreements no later than the Operations Date.

7.3 Conduct of Business of Perception.

(a) Unless BGHL shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 8.3, Perception shall, (i) conduct business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Perception in all material respects, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 7.3, during the Interim Period, without the prior written consent of BGHL (such consent not to be unreasonably withheld, conditioned or delayed), Perception shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Perception from borrowing funds necessary to finance its ordinary course administrative costs and expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by this Agreement, up to aggregate additional Indebtedness during the Interim Period of $5,000,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

(vi) amend, waive or otherwise change the Trust Agreement in any manner materially adverse to Perception;

(vii) terminate, waive or assign any material right under any material contract of Perception;

(viii)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Perception’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the contemplated transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Perception) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Perception Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Perception Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

7.4 Financial Statements.

(a) By March 31, 2024, BGHL shall deliver to Perception the audited PCAOB-compliant financial statements of FGR for the calendar year ended December 31, 2023 and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of FGR that are required to be included in the Registration Statement. BGL shall use its best efforts (i) to prepare in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by BGHL with the SEC in connection with the Business Combination and (ii) to obtain the consents of their auditors as may be required by applicable Law or requested by the SEC.

(b) During the Interim Period, within thirty (30) days following the end of each month, each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in the Registration Statement), BGHL shall deliver to Perception unaudited consolidated financial statements, including an income statement an unaudited consolidated balance sheet, changes in shareholders’ equity, and consolidated statement of cash flows of FGR for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of FGR to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, subject to year-end audit adjustments and excluding footnotes. From the Signing Date through the Closing Date, BGHL will also promptly deliver to Perception copies of any audited consolidated financial statements of FGR that FGR certified public accountants may issue.

7.5 Perception Public Filings. During the Interim Period, Perception will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts before the Closing to maintain the listing of the Perception Ordinary Shares, on NYSE.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to BGHL and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise (including without limitation any initial public offering or direct listing of the capital stock of any Target Company) and (B) with respect to Perception and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Perception.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the contemplated transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of BGHL and Perception, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions (including a copy if in writing or a written summary if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7 No Trading. BGHL and PubCo acknowledge and agree that they are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Perception, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the stock exchanges (the “Federal Securities Laws”) and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. BGHL and PubCo agree that, while each is in possession of such material nonpublic information, each shall not purchase or sell any securities of Perception (other than to engage in the Business Combination in accordance), communicate such information to any third party, take any other action with respect to Perception in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the contemplated transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the contemplated transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the contemplated transactions, whether before the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the contemplated transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the contemplated transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Before the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

7.10 Tax Matters.

(a) Each Party shall file all Tax Returns consistent with, and take no position inconsistent with, the Intended Tax Treatment (whether in audits, Tax Returns or otherwise) unless required by applicable Law. From and after the date of this Agreement, none of the Parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could cause the transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment.

(b) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a Tax opinion be prepared and submitted in connection with such, Perception, BGHL and/or PubCo shall deliver to Nelson Mullins Riley & Scarborough LLP (or other nationally recognized Tax counsel described in this Section 7.10(b)), respectively, customary Tax representation letters satisfactory to its Tax counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation and filing of the Registration Statement. If required by the SEC in connection with the filing of the Registration Statement, ( BGHL shall cause Nelson Mullins Riley & Scarborough LLP (or such other nationally recognized Tax counsel to the Company reasonably satisfactory to Perception) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Exchange Intended Tax Treatment should apply to the transactions contemplated by this Agreement.

(c) Before the Closing Date (i) each Target Company organized outside of the United States shall determine whether it is an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case, as defined in the Code and the U.S. Treasury Regulations and (ii) each Target Company shall determine whether it is a “passive foreign investment company” as defined in Section 1297(a) of the Code (a “PFIC”).

(d) Within ninety (90) days after the end of each taxable year of PubCo, PubCo shall use commercially reasonably efforts to (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries, (iii) make such PFIC status determinations available to the shareholders of PubCo electronically and (iv) provide a PFIC Annual Information Statement to enable shareholders of PubCo (or their direct or indirect beneficial owners) to make a “Qualifying Electing Fund” election under Section 1295 of the Code and the U.S. Treasury Regulations with respect to their ownership of PubCo.

7.11 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and, do or cause to be done, and assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.12 Preparation of Registration Statement; Perception Shareholders’ Meeting and Approvals; BGHL Shareholder Resolution and Approvals.

(a) Preparation of Registration Statement.

(i) As promptly as practicable after the Signing Date, Perception, BGHL, PubCo, Merger Sub shall prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Registration Statement”), which Registration Statement will also contain a notice of extraordinary general meeting and proxy statement (as amended, the “Proxy Statement”), relating to the Perception Shareholders’ Meeting (as defined below) to approve and adopt: (a) this Agreement, the Ancillary Documents and the Business Combination, (b) the adoption and approval of the Plan of Merger, the Merger and the A&R Articles of PubCo, (c) such other matters as Perception, BGHL, PubCo, Merger Sub shall collectively determine to be necessary or appropriate in order to effect the Business Combination and the other transactions contemplated by this Agreement, the Ancillary Documents or as may be required by applicable law, (d) any other proposals as the SEC (or staff member) may indicate are necessary in its comments to the Registration Statement or correspondence, and (e) the adjournment of Perception Shareholders’ Meeting, if necessary or desirable in the reasonable determination of Perception (the proposals described in foregoing clauses (a) through (e), collectively, the “Transaction Proposals”).

(ii) Perception, BGHL, PubCo, Merger Sub shall each use its commercially reasonable efforts to (a) cause the Registration Statement when filed each with the SEC to comply in all material respects with all Laws applicable t and rules and regulations promulgated by the SEC, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (c) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (d) keep the Registration Statement effective as long as is necessary to consummate the Business Combination. Before the effective date of the Registration Statement, BGHL, Perception and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares and PubCo Warrants pursuant to this Agreement. Each of BGHL, Perception and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Business Combination, and BGHL and Perception shall furnish all information concerning BGHL and its Subsidiaries (in the case of BGHL) or Perception (in the case of Perception) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Registration Statement, Perception shall mail (or cause to be mailed) the Registration Statement to the Perception Shareholders. Each of Perception, PubCo and BGHL shall furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Perception, PubCo, BGHL or their respective Affiliates to any regulatory authority in connection with the Business Combination.

(b) Perception Shareholders Approval

(i) Before or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, Perception shall establish a record date for, duly call, and convene and hold an extraordinary general meeting of the Perception Shareholders (including any adjournment or postponement, the “Perception Shareholders’ Meeting”) in accordance with its Organizational Documents to be held as promptly as reasonably practicable following the date on which the Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the vote of the holders of Perception Ordinary Shares required to approve the Transaction Proposals in accordance with the requirements of the Cayman Act, Perception’s Organizational Documents, all applicable SEC, NYSE requirements and all other applicable Laws (the “Perception Shareholders’ Approval”) (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement); provided, however, that Perception may adjourn or postpone the Perception Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that Perception determines in its sole discretion is necessary to comply with applicable Laws is provided to the Perception Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the Perception Shareholders’ Meeting is originally scheduled, there are insufficient Perception Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Perception Shareholders’ Meeting, (3) if, as of the time that the Perception Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Perception Shareholders’ Meeting is necessary to enable Perception to solicit additional proxies required to obtain Perception Shareholders’ Approval, or (4) to comply with applicable Law.

(ii) Subject to Section 7.6, the Registration Statement shall include a statement to the effect that the board of directors of Perception (the “Perception Board”) has recommended that the Perception Shareholders vote in favor of the Transaction Proposals at the Perception Shareholders’ Meeting (such statement, the “Perception Board Recommendation”), and neither the Perception Board nor any committee shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Perception Board Recommendation (any such action, a “Change in Recommendation”); provided that the Perception Board may make any Change in Recommendation before receipt of the Perception Shareholders’ Approval if it determines in good faith that it is required to do so in order to comply with the directors’ fiduciary duties under applicable Laws.

(c) BGHL Shareholder Approval. No earlier than one day before the Perception Shareholders’ Meeting BGHL shall pass a written resolution by FGR as sole recordholder of the BGHL Stock pursuant to the FGR Trust Agreement (the “BGHL Shareholder Resolution”) as promptly as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the approval of FGR (as trustee and recordholder)to the extent required to approve the Business Combination and such other matters as may be mutually agreed by Perception and BGHL (the “BGHL Shareholder Approval”), and BGHL shall use its reasonable best efforts, to take all other actions necessary or advisable to secure BGHL Shareholder Approval.

7.13 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the contemplated transactions shall be issued by any Party or any of their Affiliates without the prior written consent of Perception and BGHL (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall collectively agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the execution of this Agreement (but in any event within four (4) Business Days), Perception shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which BGHL shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) before filing (with BGHL reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall collectively agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Perception shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which BGHL shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) before filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the contemplated transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the contemplated transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the contemplated transactions.

7.14 Confidential Information.

(a) BGHL agrees that during the Interim Period and, if this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Perception Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations, enforcing their rights, or in furtherance of their authorized duties on behalf of Perception), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Perception Confidential Information without Perception’s prior written consent; and (ii) if BGHL, during the Interim Period or, if this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Perception Confidential Information, (A) provide Perception to the extent legally permitted with prompt written notice of such requirement so that Perception or an Affiliate may seek, at Perception’s cost, a protective Order or other remedy or waive compliance with this Section 8.14(a), and (B) if such protective Order or other remedy is not obtained, or Perception waives compliance with this Section 8.14(a), furnish only that portion of such Perception Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Perception Confidential Information. If this Agreement is terminated and the contemplated transactions are not consummated, BGHL shall, and shall cause their respective Representatives to, promptly deliver to Perception or destroy (at Perception’s election) any and all copies (in whatever form or medium) of Perception Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings; provided, however, that BGHL shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Perception Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Perception agrees that during the Interim Period and, if this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any BGHL Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations or enforcing its rights), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of BGHL Confidential Information without BGHL’s prior written consent; and (ii) if Perception or any of its Representatives, during the Interim Period or, if this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any BGHL Confidential Information, (A) provide BGHL to the extent legally permitted with prompt written notice of such requirement so that BGHL may seek, at BGHL’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.14(b) and (B) if such protective Order or other remedy is not obtained, or BGHL waives compliance with this Section 7.14(b), furnish only that portion of such BGHL Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such BGHL Confidential Information. In the event that this Agreement is terminated and the contemplated transactions are not consummated, Perception shall, and shall cause its Representatives to, promptly deliver to BGHL or destroy (at Perception’s election) any and all copies (in whatever form or medium) of BGHL Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings; provided, however, that Perception and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any BGHL Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Perception and its Representatives shall be permitted to disclose any and all BGHL Confidential Information to the extent required by the Federal Securities Laws.

7.15 Documents and Information. After the Closing Date, PubCo shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date.

7.16 Post-Closing Board of Directors. During the Interim Period, PubCo shall take (and BGHL and Perception shall take, as applicable) all actions necessary or appropriate to cause the number of members of the board of the directors of PubCo (effective as of the Closing) to be at least seven (7), including at least one (1) director designated by Perception or the Sponsor, one (1) independent director designated by PubCo, and one (1) additional director designated by BGHL.

7.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the PubCo, Perception, Merger Sub, and BGHL and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the PubCo, Perception, Merger Sub, and BGHL (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and PubCo, Perception, or BGHL in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Exchange Effective Time, PubCo shall cause the Organizational Documents of PubCo to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Signing Date in the Organizational Documents of PubCo to the extent permitted by applicable Law. The provisions of this Section 7.17 shall survive the consummation of the Contemplated transactions and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third party beneficiary of the provisions of this Section 7.17.

(b) For a period of six years from the Closing, PubCo shall, and shall cause its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by PubCo’s, BGHL’s, Perception’s or Merger Sub’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Persons) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo and its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the aggregate annual premium payable by BGHL, Perception, or Merger Sub, respectively, for such insurance policy as of the date of this Agreement; provided, however, that (i) each of PubCo, Perception, and BGHL may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or before the Closing and if and to the extent such policies have been obtained before the Closing with respect to any such Persons, PubCo, Perception, and BGHL, respectively, shall maintain such policies in effect and continue to honor the obligations, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.17 shall be continued in respect of such claim until the final disposition.

7.18 Equity Incentive Plan. The Parties agree that at Closing, PubCo shall adopt an incentive plan in a form to be agreed upon by the Parties.

7.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Perception Share Redemption shall first be used to pay (in the following order) (i) Perception Transaction Expenses, (ii) BGHL Transaction Expenses (iii) any loans owed by Perception to any financing party, including the Sponsor for any Perception Transaction Expenses and any administrative costs and expenses incurred by or on behalf of Perception, (iv) any other Liabilities of Perception as of the Closing. Such amounts described in (i) – (iv) of the preceding sentence will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of PubCo.

Article VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Business Combination and the other transactions described shall be subject to the satisfaction or written waiver (where permissible) by BGHL and Perception of the following conditions:

(a) Shareholder Approvals. The Perception Shareholders’ Approval and the BGHL Shareholders’ Approval shall have been obtained.

(b) Antitrust Laws. Any waiting period (and any extension) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Appointment to the Board. The members of PubCo’s board of directors shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.16.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h) NYSE Listing. PubCo Ordinary Shares and PubCo Warrants to be issued in connection with this Agreement shall have been approved for listing on NYSE or Nasdaq, or such other national exchange as agreed between Perception and BGHL, subject to official notice of issuance.

8.2 Conditions to Obligations of BGHL. In addition to the conditions specified in Section 8.1, the obligations of BGHL to consummate the Business Combination and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by BGHL) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of (A) Perception contained in Section 6.1 (Organization and Standing), Section 6.4 (Capitalization) and Section 6.14 (Finders and Brokers), and (B) of PubCo and Merger Sub contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization), Section 5.8 (Ownership of Merger Consideration) and Section 5.10 (Finders and Brokers) (clauses (A) and (B) together, the “Perception Group Specified Representations”) in each case shall be true and correct in all material aspects on and as of the Signing Date and as of the Closing Date as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate in all material aspects as of such date)); and

(ii) Each of the representations and warranties of Perception contained in this Agreement (other than the Perception Group Specified Representations) shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Perception, taken as a whole.

(b) Agreements and Covenants. Perception, PubCo and Merger Sub, each shall have performed in all material respects all of their obligations and complied in all material respects with all of their agreements and covenants under this Agreement to be performed or complied with by it on or before the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Perception since the date of this Agreement which is continuing and uncured.

(d) No Material PubCo, Merger Sub, or Merger Sub Adverse Effect. No Material Adverse Effect shall have occurred with respect to PubCo or Merger Sub since the date of this Agreement which is continuing and uncured.

(e) Closing Deliveries.

(i) Officer Certificate. (A) Perception shall have delivered to BGHL a certificate, dated a date no earlier than the date before the Merger Effective Date, signed by a respective executive officer of Perception in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b), and 8.2(c) (B) each of PubCo and Merger Sub shall have delivered to BGHL a certificate, dated a date no earlier than the date before the Merger Effective Date, signed by a respective executive officer of PubCo and Merger Sub in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b), and 8.2(c).

(ii) Secretary or Director Certificate. Perception, PubCo and Merger Sub, shall each have delivered to BGHL a certificate from its secretary, a director or other executive officer certifying as to, and attaching, (A) copies of Organizational Documents as in effect before the Merger Effective Time, (B) the resolutions of the respective board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the contemplated transactions, and (C) evidence that the required shareholder approval has been obtained.

(iii) Good Standing. Perception, PubCo and Merger Sub, shall each have delivered to BGHL a good standing certificate (or similar documents applicable for such jurisdictions) for each entity certified as of a date no earlier than thirty (30) days before the Closing Date from the proper Governmental Authority of such entity’s jurisdiction of organization and from each other jurisdiction in which such entity is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Registration Rights Agreement. BGHL shall have received an executed copy of the registration rights agreement (the “Registration Rights Agreement”) substantially in form attached as Exhibit D, duly executed by Perception, PubCo, and the Sponsor.

(v) Lock-Up Agreement. BGHL shall have received an executed copy of one or more lock-up agreements (the “Lock-Up Agreement”) substantially in form attached as Exhibit D, duly executed by Perception, PubCo, and the Sponsor.

(vi) Sponsor Support Agreement. BGHL shall have received an executed copy of the sponsor support agreement substantially in form attached as Exhibit A duly executed by Sponsor and PubCo (the “Sponsor Support Agreement”).

8.3 Conditions to Obligations of Perception. In addition to the conditions specified in Section 8.1, the obligations of Perception, to consummate the Business Combination and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Perception) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of BGHL contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.3 (Capitalization) and Section 4.27 (Finders and Brokers), in each case shall be true and correct in all material aspects on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate in all material aspects as of such date)); and

(ii) Each of the representations and warranties of BGHL, contained in this Agreement, shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. BGHL shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or before the Closing Date.

(c) No Material Target Company Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Lock-Up Agreement, the Exclusivity Agreement and the Registration Rights Agreement shall be in full force and effect in accordance with the terms as of the Closing.

(e) Closing Deliveries.

(i) Officer or Director Certificate. Perception shall have received a certificate from BGHL dated as the Closing Date, signed by a respective executive director or officer of BGHL in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a)-8.3(d).

(ii) Secretary Certificate. BGHL shall have delivered to Perception a certificate executed by their respective secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of their Organizational Documents as in effect with respect to BGHL, immediately before the Exchange Effective Time and (B) the requisite resolutions of BGHL’s board of directors authorizing and approving the execution, delivery, and performance of this Agreement and each Ancillary Document to which it is required to be a party or bound, and the consummation of the Business Combination and the other contemplated transactions.

(iii) Good Standing. BGHL shall have delivered to Perception a good standing certificate (or similar documents applicable for such jurisdictions) issued as of a date no earlier than thirty (30) days before the Closing Date from the proper Governmental Authority of each entity’s jurisdiction of organization and from each other jurisdiction in which each entity is qualified to do business as a foreign corporation or other entity as of the Closing to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Registration Rights Agreement. Perception shall have received an executed copy of the Registration Rights Agreement, duly executed by BGHL and the BGHL Holders (as defined in the Registration Rights Agreement).

(v) Lock-Up Agreement. Perception shall have received the executed copy of the Lock-Up Agreement, duly executed by BGHL and FGR.

(vi) FGR Support Agreement. Perception shall have received an executed copy of a support agreement substantially in form attached as Exhibit B duly executed by BGHL and FGR (the “FGR Support Agreement”).

(vii) Agreements. The Operations Agreements shall have been fully executed and approved by all applicable Governmental Authorities.

(viii) Qualified Person Report. A satisfactory qualified person’s report prepared in accordance with the requirements of the SEC’s Regulation S-K (Subpart 1300) shall have been delivered.

8.4 Frustration of Conditions. Notwithstanding anything to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to BGHL, any Target Company or BGHL Shareholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated, and the contemplated transactions may be abandoned, at any time before the Closing as follows:

(a) by mutual written consent of Perception or BGHL;

(b) by written notice by either Perception or BGHL to the other Parties, if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by November 5, 2024 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Perception or BGHL to the other Parties, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement including, without limitation, the effectiveness of the Operations Agreements, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by BGHL to Perception, if (i) there has been a material breach by Perception of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Perception shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Perception or (B) the Outside Date; provided, that BGHL shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time BGHL is in material uncured breach of this Agreement;

(e) by written notice by Perception to BGHL, if (i) there has been a material breach by BGHL of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to BGHL or (B) the Outside Date; provided, that Perception shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Perception is in material uncured breach of this Agreement;

(f) by written notice by Perception to BGHL, if Perception Shareholders’ Meeting has been held (including any adjournment or postponement) and has concluded, and the Perception Shareholders’ Approval was not obtained; or

(g) by written notice by Perception to BGHL, if the Operations Agreements have not been entered into by the Operations Date.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.13(a), 7.14, 9.3, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, before termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Sections 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.6, the Parties’ sole right before the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Fees and Expenses. Subject to Sections 7.18 and 10.1, BGHL Transaction Expenses and Perception Transaction Expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses; provided, however, that if the Closing occurs, all remaining BGHL Transaction Expenses and Perception Transaction Expenses shall be paid from the capital of Perception upon release of funds from the Trust Account. There shall be an aggregate fee cap of up to Eight Million and 00/100 Dollars ($8,000,000.00) encompassing all such fees and expenses described above.

Article X

WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. BGHL and PubCo each represents and warrants that it has read the IPO Prospectus and understands that Perception has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Perception’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time) for the benefit of Perception’s public Shareholders (including overallotment shares acquired by Perception’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Perception may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Perception Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) or in connection with an amendment to Perception’s Organizational Documents to extend Perception’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Perception fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by amendment to Perception’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes and up to $100,000 in dissolution expenses, and (d) to Perception after or concurrently with the consummation of a Business Combination. In consideration of Perception entering into this Agreement BGHL and PubCo agrees on behalf of itself and its Affiliates that neither BGHL nor PubCo nor any of their respective Affiliates do now or shall at any future time have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions, or make any claim against the Trust Account (including any distributions), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Perception or any of its Representatives, on the one hand, and BGHL and PubCo or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of BGHL and PubCo on behalf of itself and its Affiliates irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions) now or in the future and will not seek recourse against the Trust Account (including any distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Perception or its Affiliates). BGHL and PubCo each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Perception and its Affiliates to induce Perception to enter in this Agreement, and each of BGHL and PubCo further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that BGHL and PubCo or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Perception or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Perception or its Representatives, each of BGHL and PubCo acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions) or any amounts. This Section 10.1 shall survive termination of this Agreement.

Article XI

MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Perception, to: Attn: Richard W. Gaenzle, Jr. 3109 W. 50th Street, #207 Minneapolis, MN 55410 Email: info@perceptioncapitalpartners.com	with a copy (which will not constitute notice) to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso Email: gcaruso@loeb.com
If to PubCo, to: Attn: Richard W. Gaenzle, Jr. 3109 W. 50th Street, #207 Minneapolis, MN 55410 Email: info@perceptioncapitalpartners.com	with a copy (which will not constitute notice) to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso Email: gcaruso@loeb.com
If to BGHL, to: Andrew Cavaghan 4 Queen Street Bath BA1 1HE United Kingdom Email: adec@bcmp.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW Suite 900

Washington, D.C. 20001
Attn: Andrew M. Tucker
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: Andy.Tucker@nelsonmullins.com

11.2 Binding Effect; Assignment. This Agreement and all of the provisions shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Perception and BGHL (and after the Closing, PubCo), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations.

11.3 Third Parties. Except as set forth in Section 7.17, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the contemplated transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or a successor or permitted assign of such a Party.

11.4 Governing Law; Venue. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles provided that matters that as a matter of the Laws of the Cayman Islands are required to be governed by the Law of the Cayman Islands (including, without limitation, the effects of the Merger and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by, and construed in accordance with, the Laws of the Cayman Islands, without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the Cayman Islands. Subject to the previous sentence, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court) (the “Specified Courts”). Each Party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the contemplated transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.5 WAIVER OF JURY TRIAL. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Perception and BGHL.

11.9 Waiver. Perception on behalf of itself and its Affiliates and BGHL on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained or in any document delivered pursuant to this Agreement and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained . Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound (including by the Sponsor in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right shall operate as a waiver nor shall any single or partial exercise preclude any other or further exercise of any other right. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Sponsor.

11.10 Entire Agreement. This Agreement and the documents or instruments referred to, including any attached exhibits and schedules, which exhibits and schedules are incorporated by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties with respect to the subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to, or the documents or instrument set forth or referred to, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained.

11.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (d) the word “if” and other words of similar import when used shall be deemed in each case to be followed by the phrase “and only if”; (e) the term “or” means “and/or”; (f) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (g) any agreement, instrument, insurance policy, Law or Order defined or referred to or in any agreement or instrument that is referred to means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments; (h) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (i) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or Shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Perception its Shareholders under applicable Law, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by BGHL to be given, delivered, provided or made available by BGHL, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Perception or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of BGHL for the benefit of Perception and its Representatives and Perception and its Representatives have been given access to the electronic folders containing such.

11.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.13 Non-Survival of Representations, Warranties. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on their respective behalf pursuant to this Agreement shall not, unless otherwise provided in this Agreement, survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any other Party or their respective Representatives. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained and that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounts Receivable” shall have the meaning set forth in Section 4.7(f).

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of Perception before the Closing.

“Alternative Transaction” shall have the meaning set forth in Section 7.6(a).

“Ancillary Documents” means each agreement, instrument or document attached as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Antitrust Laws” shall have the meaning set forth in Section 7.9(b).

“A&R Articles of New BGHL” shall have the meaning set forth in Section 1.6(c).

“A&R Articles of New Perception” shall have the meaning set forth in Section 1.7(d).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“FGR” shall have the meaning set forth in the recitals.

“BGHL” shall have the meaning set forth in the recitals.

“BGHL Benefit Plans” means all contracts, plans, agreements, programs, arrangements, employee benefit plans, compensation arrangements and other benefit arrangements, whether written or unwritten and whether or not providing cash- or equity-based incentives (e.g., restricted stock, stock option, stock appreciation right, phantom stock, etc.), health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, salary continuation, or other termination pay, bonus, commissions or other variable compensation, vacation, paid-time-off, sick leave, fringe benefit, retirement, deferred compensation, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by a Target Company for the benefit of any current or former employees, offices, directors, or consultants of a Target Company or under which a Target Company has any liability and all employment or other agreements (other than at will offer letters that do not provide for any severance or termination benefits) providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of a Target Company to which a Target Company is a party.

“BGHL Board” means the board or similar governing body of BGHL.

“BGHL Certificates” shall have the meaning set forth in Section 1.6(a).

“BGHL Charter” means BGHL’s organizational documents before the Exchange Effective Time.

“BGHL Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the contemplated transactions; provided, however, that BGHL Confidential Information shall not include any information which, (i) at the time of disclosure by a disclosing party or their Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by a disclosing party or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such BGHL Confidential Information.

“BGHL Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of BGHL or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of BGHL.

“BGHL Financials” shall have the meaning set forth in Section 4.7(a).

“BGHL IP” shall have the meaning set forth in Section 4.13(d).

“BGHL IP Licenses” shall have the meaning set forth in Section 4.13(b).

“BGHL IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Target Company.

“BGHL Material Contract” shall have the meaning set forth in Section 4.12(a).

“BGHL Plan of Merger” shall have the meaning set forth in Section 1.6(a).

“BGHL Real Property Leases” shall have the meaning set forth in Section 4.15.

“BGHL Registered IP” shall have the meaning set forth in Section 4.13(a).

“BGHL Shareholders” means, collectively, FGR as the registered owner of all of the issued and outstanding shares of BGHL Stock prior to Closing pursuant to the FGR Trust Agreement.

“BGHL Shareholder Approval” shall have the meaning set forth in Section 7.12(c).

“BGHL Shareholders’ Meeting shall have the meaning set forth in Section 7.12(c).

“BGHL Stock” means the Ordinary Shares of BGHL, each with a nominal value of $0.00000000001.

“BGHL Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid before the Closing (i) in connection with the consummation of the contemplated transactions, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, accrued but unpaid salary, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party before the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the contemplated transactions, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Target Company in connection with the Business Combination or the other transactions contemplated by this Agreement.

“BIS” shall have the meaning set forth in Section 4.25(c).

“Bond” shall have the meaning set forth in Section 1.4.

“Business Combination” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in London, England, the Cayman Islands, and Ghana are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in such jurisdictions are generally open for use by customers on such day.

“Cayman Act” shall have the meaning set forth in Section 1.5.

“Change in Recommendation” shall have the meaning set forth in Section 7.12(b).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Filing” shall have the meaning set forth in Section 7.13(b).

“Closing Press Release” shall have the meaning set forth in Section 7.13(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute t, as amended. Reference to a specific section of the Code shall include such section and any valid promulgated treasury regulation.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Dissenting Perception Shareholders” shall have the meaning set forth in Section 1.7(k).

“Dissenting Perception Shares” shall have the meaning set forth in Section 1.7(k).

“D&O Indemnified Person” shall have the meaning set forth in Section 7.17(a).

“DTC” shall have the meaning set forth in Section 1.6(h).

“Enforceability Exceptions” shall have the meaning set forth in Section 4.2.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts; and Environment (Protection) Act, 1986, Wild Life (Conservation) Act, 1972, Air (Prevention and Control of Pollution) Act, 1981, Water (Prevention and Control of Pollution) Act, 1974, Hazardous and Other Wastes (Management and Transboundary Movement) Rules, 2016, Forest (Conservation) Act, 1980 and the state laws applicable in Ghana.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” shall have the meaning set forth in Section 4.20(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Consideration” shall have the meaning set forth in Section 1.6(h).

“Exchange Effective Time” shall have the meaning set forth in Section 1.6(a).

“Exchange Transmittal Documents” shall have the meaning set forth in Section 1.6(h).

“Federal Securities Law” shall have the meaning set forth in Section 7.7.

“FGR Support Agreement” shall have the meaning set forth in Section 8.3(e).

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (including any such authority in the jurisdiction relevant for conducting the business in relation to the Projects).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, any debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including without limitation (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IASB, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 4.7(a).

“Interim Period” shall have the meaning set forth in Section 7.1.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and related documentation, and applications for registration.

“IPO” means the initial public offering by Perception pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Perception filed with the SEC on November 12, 2021.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“ITA” shall have the meaning set forth in Section 4.25(c).

“Knowledge” means, with respect to (i) BGHL, the actual knowledge of the officers or directors of any Target Company, after reasonable inquiry or (ii) Perception, the actual knowledge of the officers or directors of Perception, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, hypothecation, assignment, title retention, adverse claim, security interest, lien or charge of any kind (including any conditional sale or other title retention agreement or lease), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lockup Agreement” shall have the meaning set forth in Section 8.2(e).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception ) and (vi) with respect to Perception, the consummation and effects of the Perception Share Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Perception, the amount of the Perception Share Redemption or the failure to obtain the Perception Shareholders’ Approval shall not be deemed to be a Material Adverse Effect on or with respect to Perception.

“Merger Sub” shall have the meaning set forth in the recitals.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 each, of Merger Sub.

“New Perception” shall have the meaning set forth in Section 1.7.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” shall have the meaning set forth in Section 4.13(b).

“OpCo” shall have the meaning set forth in Section 1.1.

“OpCo Working Capital Funding” shall have the meaning set forth in Section 1.3.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated.

“Outbound IP License” shall have the meaning set forth in Section 4.13(c).

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor).

“Per Share Price” means Ten and No/100 Dollars ($10.00).

“Perception” shall have the meaning set forth in the recitals.

“Perception Accounts Date” shall have the meaning set forth in Section 6.5(a).

“Perception Board” shall have the meaning set forth in Section 7.12(b).

“Perception Board Change in Recommendation” shall have the meaning set forth in Section 7.12(b).

“Perception Certificates” shall have the meaning set forth in Section 1.7(i).

“Perception Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Perception.

“Perception Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Perception.

“Perception Confidential Information” means all confidential or proprietary documents and information concerning Perception or any of its respective Representatives, furnished in connection with this Agreement or the contemplated transactions; provided, however, that Perception Confidential Information shall not include any information which, (i) at the time of disclosure by a disclosing party or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by a disclosing party or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Perception Confidential Information.

“Perception Disclosure Schedules” shall have the meaning set forth in Section 6.1.

“Perception Group Specified Representations” shall have the meaning set forth in Section 8.2(a).

“Merger Effective Time” shall have the meaning set forth in Section 1.7(b).

“Merger Transmittal Documents” shall have the meaning set forth in Section 1.7(i).

“Perception Ordinary Shares” means, collectively, Perception Ordinary Shares and Perception Class B Ordinary Shares.

“Perception Securities” means, collectively, the Perception Ordinary Shares and the Perception Warrants.

“Perception Share Redemption” means the redemption occurring in connection with the Transaction Proposals and in accordance with Perception’s Organizational Documents of Perception Ordinary Shares held by eligible (as determined in accordance with Perception’s Organizational Documents) holders of Perception Ordinary Shares at a per-share price equal to a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the Trust Account (net of taxes payable) and not previously released to Perception to pay its taxes, payable in cash (it being understood that such redemption shall occur before the Merger Effective Time but that any such payment shall be made following the Closing only after all of the conditions to Closing have been satisfied (or waived) in accordance with Article IX).

“Perception Shareholder” means any holder of any Perception Ordinary Share.

“Perception Shareholders’ Approval” shall have the meaning set forth in Section 7.12(b).

“Perception Shareholder’s Meeting” shall have the meaning set forth in Section 7.12(b).

“Perception Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to Perception or any of its Affiliates) incurred or payable as of the Closing and not paid before the Closing by Perception or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related and all other matters related to the consummation of this Agreement, including any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) contingent upon consummation of a Business Combination, and any fees and expenses to any Governmental Authorities in connection with the Business Combination.

“Perception Warrants” means all outstanding and unexercised warrants to acquire Perception Ordinary Shares.

“Permits” means all federal, state, local or foreign or other third party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject t, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government or political subdivision, or an agency or instrumentality.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PFIC” shall have the meaning set forth in Section 7.10(b).

“Plan of Merger” shall have the meaning set forth in Section 1.7(b).

“Pre-Closing Perception Holders” means the holders of Perception Securities at any time before the Merger Effective Time.

“Proxy Statement” shall have the meaning set forth in Section 7.12(a).

“PubCo” shall have the meaning set forth in the recitals.

“PubCo Ordinary Shares” means the ordinary shares of par value $0.0001 per share each in the capital of PubCo.

“PubCo Option” shall have the meaning set forth in Section 1.6(g).

“PubCo Warrant” shall have the meaning set forth in Section 1.6(f).

“Public Shareholders” shall have the meaning set forth in Section 10.1.

“Registration Rights Agreement” shall have the meaning set forth in Section 8.2(e).

“Registration Statement” shall have the meaning set forth in Section 7.12(a).

“Related Persons” shall have the meaning set forth in Section 4.21.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Released Claims” shall have the meaning set forth in Section 10.1

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Date” shall have the meaning set forth in the recitals.

“Signing Filing” shall have the meaning set forth in Section 7.13(b).

“Signing Press Release” shall have the meaning set forth in Section 7.13(b).

“Software” means any computer software programs, including all source code, object code, and documentation related t and all software modules, tools and databases.

“Specified Courts” shall have the meaning set forth in Section 11.4.

“Sponsor” means Perception Holdings LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” shall have the meaning set forth in Section 8.2(e).

“Subsidiary” means, with respect to any Person, any corporation, company, exempted company, partnership, association or other business entity of which (i) if a corporation, company or exempted company, a majority of the total voting power of shares of stock or equivalent equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination. For purposes, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means BGHL and OpCo.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect U.S. federal, state and local and non-U.S. net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, imputed underpayment amount, payroll employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the associated goodwill), whether registered or unregistered, and all registrations and applications for registration and renewal.

“Trading Day” means any day on which the PubCo Ordinary Shares are actually traded on the principal securities exchange or securities market on which the PubCo Ordinary Shares are then traded.

“Transaction Proposals” shall have the meaning set forth in Section 7.12(a).

“Trust Account” means the trust account established by Perception with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 9, 2021 (as amended from time to time) by and between Perception and Continental Stock Transfer & Trust Company, as well as any other agreements entered into related to or governing the Trust Account.

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Each Party has caused this Agreement to be executed as of the date above.

BGHL:

BLUE GOLD HOLDINGS LIMITED

By:
Name:
Title:

PubCo:

BLUE GOLD LIMITED

By:
Name:
Title:

Perception:

PERCEPTION CAPITAL CORP. IV

By:
Name:
Title: